Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Agreement”) is dated as of December 8, 2010 but is effective as of the Date of Retirement (as defined herein). This Agreement is made as a mutually agreed compromise between the Parties (as defined below) for the complete and final settlement of all claims, differences, and alleged causes of action existing between them as of the Effective Date.

PARTIES

The Parties to this Agreement are Omega Protein Corporation (the “Company”) and Robert W. Stockton (the “Executive”). The Company and the Executive are referred to collectively as the “Parties.”

PREAMBLE

WHEREAS, the Executive is employed as the Executive Vice President and Chief Financial Officer of the Company, pursuant to that certain Amended and Restated Executive Employment Agreement dated December 31, 2007 (as amended to date, the “Employment Agreement”);

WHEREAS, the Executive and the Company also entered into that certain Indemnification Agreement dated June 11, 2004 (the “Indemnification Agreement”);

WHEREAS, the Executive intends to retire from all positions he held with the Company and/or its Affiliates on the Date of Retirement;

WHEREAS, the Parties intend to terminate the Employment Agreement as of the Effective Date (except with respect to the Executive’s and the Company’s continuing obligations under Sections 8, 9, 10 and 12 of the Employment Agreement) and enter into this Agreement;

WHEREAS, the Parties intend to enter into a Consulting Agreement effective immediately after the Date of Retirement (the “Consulting Agreement”);

WHEREAS, the Parties intend that this Agreement shall operate as a complete and final settlement of all claims, differences and alleged causes of action existing between them as of the Effective Date of this Agreement;

WHEREAS, the Executive has had at least 21 days to consider this Agreement;

WHEREAS, the Company has advised the Executive in writing to consult with independent legal counsel and tax advisors respecting this Agreement;

WHEREAS, the Executive has had an opportunity to consult with independent legal counsel and tax advisors with respect to the terms, meaning and effect of this Agreement; and

WHEREAS, the Executive understands that the Company regards the above representations as material and that the Company is relying on these representations in entering into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and obligations contained and exchanged in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Definitions.

1.1 “Code” shall mean the Internal Revenue Code of 1986, as amended, and the notices, rules and regulations thereunder.

1.2 “Company and/or its Affiliates” means and includes the Company, its Affiliates, and all of their predecessors, successors and assigns and parents, subsidiaries, divisions or other affiliated companies, partners, partnerships, assigns, present and former officers, directors, employees, stockholders, agents, insurers, employee benefit plans or programs and their fiduciaries, whether in their individual or official capacities and all of the successors and assigns of the foregoing. “Affiliates” also includes a person or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

1.3 “Date of Retirement” means December 31, 2010.

1.4 “D&O Insurance Policy” means the Company’s directors’ and officers’ liability insurance policies in effect on the Date of Retirement.

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

2. Termination of the Employment Agreement. The Parties agree that the Employment Agreement is hereby terminated and of no further force and effect as of Date of Retirement, except with respect to the Executive’s obligations under Section 8, Executive’s Confidentiality Obligations; Section 9, Disclosure of Information, Ideas, Concepts, Improvements, Discoveries and Inventions; Section 10, Ownership of Information, Ideas, Concepts, Improvements, Discoveries and Inventions, and all Original Works of Authorship; and Section 12, Executive’s Non-Competition Obligations, all of which survive the termination of the Employment Agreement. Except as set forth in Section 5, this Agreement shall have no effect on the Indemnification Agreement, the D&O Insurance Policy and any agreement or plan governing the Executive’s equity incentive awards (e.g., stock options and/or restricted stock).

3. Pay Through Date of Retirement. The Executive acknowledges that he has received all salary, wages, bonuses, accrued and unpaid vacation time, sick time or other paid time off earned, and other compensation earned on or before the Date of Retirement.

4. Resignation by the Executive. Effective as of the Date of Retirement, the Executive hereby resigns from all positions he holds as a director or officer with the Company and/or its Affiliates.

5. Vesting of Stock Options. The Parties hereby agree that, subject to the Executive’s execution of this Agreement containing a release from liability and waiver of right to sue the Company and/or its Affiliates, the Company agrees to vest any of the Executive’s outstanding stock options to purchase securities of Company that were not vested by their own terms on the Date of Retirement.

6. Release by the Executive. In consideration of the Company’s agreement to vest any of the Executive’s outstanding options to purchase securities of Company in Section 5, the Company’s release in Section 7 and the Company’s execution and delivery of the Consulting Agreement, the Executive unconditionally, fully and forever waives, releases, discharges, agrees to hold harmless, and promises not to sue the Company and/or its Affiliates, from and for any claim, action or right of any sort, known or unknown, arising on or before the Date of Retirement.

6.1 This release includes, but is not limited to, any claim arising out of or related to the following: any claim for any wages, salary, bonus, compensation, sick time, vacation time, paid leave or other remuneration of any kind; any claim for additional or different compensation or benefits of any sort, including any participation in any severance pay plan; any claim of discrimination or retaliation on the basis of age, race, sex, religion, marital status, sexual preference, national origin, handicap or disability, veteran status, or special disabled veteran status; any claim arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act of 1938, the Texas Commission on Human Rights Act, Chapter 451 of the Texas Labor Code, or the Texas Payday Law, as such statutes may be amended from time to time; any other claim based on any statutory prohibition; any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; any tort claim or other claim for personal injury, death or property damage or loss; any claim for fraud or misrepresentation; and any personal gain with respect to any claim arising under any whistleblower, qui tam or other provisions of any state or federal law.

6.2 The Executive represents that the Executive has read and understands this release provision and that rights and claims under the Age Discrimination in Employment Act of 1967 are among the rights and claims against the Company that the Executive is releasing. The parties further acknowledge and agree that the Executive is not releasing any of the following: (i) any rights or claims arising after the Retirement Date, (ii) any rights or claims arising from or related to any obligations that are stated or affirmed in this Agreement, (iii) any rights or claims for indemnification pursuant to any applicable contract, policy, the Company’s articles of incorporation or bylaws, or law (including but not limited to the Indemnification Agreement or the D&O Insurance Policy), (iv) any rights or claims under any agreement or plan governing the Executive’s equity incentive awards (e.g., stock options or restricted stock), (v) vested benefits under any pension plan maintained by the Company, (vi) health benefits under any law or policy or plan currently maintained by the Company that provides for health insurance continuation or conversion rights and (vii) any rights or claims that may not be released as a matter of law (for example, claims for unemployment insurance).

7. Release by the Company. In consideration of the Executive’s release in Section 6, the Company irrevocably, unconditionally, fully and forever waives, releases, discharges, and agrees to hold Executive harmless from any claim, action or right of any sort, known or unknown, arising on or before the Date of Retirement, except with respect to the Executive’s obligations under these sections of the Executive’s Employment Agreement: Section 8, Executive’s Confidentiality Obligations; Section 9, Disclosure of Information, Ideas, Concepts, Improvements, Discoveries and Inventions; Section 10, Ownership of Information, Ideas, Concepts, Improvements, Discoveries and Inventions, and all Original Works of Authorship; and Section 12, Executive’s Non-Competition Obligations, all of which survive the termination of the Employment Agreement.

8. Future Employment. The Executive acknowledges that the Company and/or its Affiliates are not obligated to offer employment to the Executive, now or in the future.

9. No Other Claims. The Executive represents that the Executive has not filed or authorized the filing of any complaints, charges or lawsuits against the Company and/or its Affiliates with any federal, state or local court, governmental agency, or administrative agency, and that if, unbeknownst to the Executive, any such complaint has been filed on the Executive’s behalf, the Executive will use the Executive’s best efforts to cause it to be withdrawn immediately and dismissed with prejudice.

10. Confidentiality and Defense of Claims.

10.1 Both Parties shall keep strictly confidential all the terms and conditions, including amounts payable, in the Agreement and shall not disclose them to any person other than legal and/or financial advisors, government officials who seek such information in the course of their official duties, individuals at the Company responsible for implementing the Agreement, and the Executive’s spouse, unless compelled to do so by law or regulation, or business necessity. The parties acknowledge and agree that the Company shall be permitted to file a Form 8-K with the Securities and Exchange Commission regarding this Agreement and shall be permitted to disclose or publicly file this Agreement (or the contents thereof) as otherwise required by state and federal law (including tax reporting obligations). Nothing in this Section is intended to prevent the Executive from disclosing the fact that he was employed by the Company or from describing his employment duties.

10.2 The Executive agrees that from the Effective Date until two (2) years after the Date of Retirement, upon request from the Company, he will reasonably cooperate with the Company and/or its Affiliates in the defense of any claims or actions that may be made by or against the Company and/or its Affiliates that affect his prior areas of responsibility, except if the Executive’s reasonable interests are adverse to the Company and/or its Affiliates in such claim or action. To the extent travel is required to comply with the requirements of this Section 10.2, the Company shall, to the extent possible, provide the Executive with notice at least 10 days prior to the date on which such travel would be required. The Company agrees to promptly pay or reimburse the Executive upon demand for all of his reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with his obligations under this Section 10.2.

11. Consultation With Counsel. The Company advises the Executive to consult with independent legal counsel and tax advisors prior to executing this Agreement, and the Executive acknowledges being given that advice.

12. No Defamatory Statements. The Executive agrees that he will refrain from making any representation, statement, comment or any other form of communication (hereinafter collectively referred to as “representation”), whether written or oral, to any person or entity, including but not limited to the principals, officers, directors, employees, advisors, agents, customers, suppliers and competitors of the Company and/or its Affiliates, or any government officials, which representation has the effect or tendency to disparage, denigrate, or otherwise reflect negatively on the Company and/or its Affiliates and/or their business, officers, directors, shareholders, employees, agents, advisors or investors.

13. Return of Company Materials. The Executive agrees to deliver to the Company promptly after the Date of Retirement all originals and copies of Company materials and all other property of the Company and/or its Affiliates in the Executive’s possession, custody or control.

14. Revocation of Agreement; Effective Date. The Executive, at the Executive’s sole discretion, may revoke Sections 5, 6 and 7 of this Agreement on or before the expiration of seven calendar days after signing the Agreement. Revocation shall be in writing and effective upon dispatch to the following: John D. Held, General Counsel, Omega Protein Corporation, 2105 City West Boulevard, Suite 500, Houston, Texas 77042-2838. If the Executive elects to so revoke sections 5, 6 and 7 of the Agreement, then Sections 5, 6 and 7 of the Agreement shall be void and unenforceable but all remaining portions of the Agreement shall remain enforcable and in full force and effect. If the Executive does not so elect, then Sections 5, 6 and 7 shall become effective at the expiration of the revocation period (i.e., on the eighth calendar day after the Executive signs the Agreement) (the “Effective Date”).

The Company, at the Company’s sole discretion, may terminate this Agreement in its entirety on or prior to December 31, 2010. Such termination shall be in writing and effective upon delivery to the Executive. In the case of such termination, this Agreement will be null and void and will not go into effect.

15. Miscellaneous.

15.1 The Parties acknowledge that this Agreement is the result of a compromise and shall never be construed as, or said by either of them to be, an admission by the other of any liability, wrongdoing, or responsibility. The Parties expressly disclaim any such liability, wrongdoing, fault, or responsibility.

15.2 This Agreement constitutes the entire agreement between the Parties, except to the extent that it expressly incorporates provisions of the Employment Agreement. Except as set forth in Section 5, this Agreement shall have no effect on the Indemnification Agreement, the D&O Insurance Policy and any agreement or plan governing the Executive’s equity incentive awards (e.g., stock options or restricted stock), and all such agreements, plans or policies shall remain in effect in accordance with their respective terms. This Agreement may be executed in identical counterparts, each of which shall constitute an original and both of which shall constitute one and the same agreement. Except as expressly provided herein, this Agreement supersedes the Employment Agreement and any severance benefit plan or program and any bonus program at the Company and/or its Affiliates.

15.3 The Parties understand and agree that any breach of the terms of this Agreement may give rise to liability for money damages and other legal or equitable relief.

15.4 The Parties warrant that no representations have been made other than those contained in the written provisions of this Agreement, and that they do not rely on any representations not stated in this Agreement.

15.5 The Parties further warrant that they or their undersigned representatives are legally competent and fully authorized to execute and deliver this Agreement.

15.6 The Parties confirm they have had the opportunity to have this Agreement explained to them by independent legal counsel and tax advisors of their choice, and that they execute this Agreement freely, knowingly and voluntarily. The Company is relying on its own judgment and on the advice of its independent legal counsel and tax advisors and not upon any recommendation of the Executive or his agents, independent counsel or other representatives. Likewise, the Executive is relying on his own judgment and on the advice of his independent legal counsel and tax advisors, and not upon any recommendation of the Company or its directors, officers, employees, agents, independent counsel or other representatives. By voluntarily executing this Agreement, both Parties confirm their competence to understand and do hereby accept the terms of this Agreement as resolving fully all differences, disputes and claims that may exist within the scope of this Agreement.

15.7 This Agreement may not be modified or amended except by a writing signed by both Parties. No waiver of this Agreement or of any of the promises, obligations, terms, or conditions contained in it shall be valid unless it is in writing signed by the Party against whom the waiver is to be enforced. The waiver by either Party hereto of a breach of any provision of this Agreement shall neither operate nor be construed as a waiver of any subsequent breach by any Party. Except as expressly provided for herein, the failure of either Party hereto to take any action by reason of any breach will not deprive such Party of the right to take action at any time while such breach occurs.

15.8 If any part or any provision of this Agreement shall be finally determined to be invalid or unenforceable under applicable law by a court of competent jurisdiction, that part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of said provision or the remaining provisions of the Agreement.

15.9 The Parties have cooperated in the preparation of this Agreement. Hence, the Agreement shall not be interpreted or construed against or in favor of either Party by virtue of the identity, interest, or affiliation of its preparer.

15.10 This Agreement is made and shall be enforced pursuant to the laws of the State of Texas, without regard to its law governing conflicts of law.

15.11 The amount of benefits payable under this Agreement shall be paid from the general assets of the Company and there shall be no separate trust established to pay any benefits under this Agreement.

15.12 All payments and benefits payable under this Agreement shall be subject to all applicable federal, state and local taxes and tax requirements and any elections by the Executive for payouts or deferrals under any Company benefit plan or program.

15.13 This Agreement shall be binding on and inure to the benefit of the successors and assigns of the Parties. No rights or obligations, benefits of or payments to the Executive under this Agreement may be subject to claims of the Executive’s creditors, or in any manner may be assigned or transferred by the Executive other than his rights to compensation and benefits that are transferred by will or to his estate by operation of law.

15.14 All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when (i) delivered by hand or sent by facsimile, or (ii) on the third business day following deposit in the United States mail by registered or certified mail, return receipt requested, to the addresses as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company to:

Omega Protein Corporation

2105 City West Boulevard, Suite 500

Houston, Texas 77042-2838

Attention: General Counsel

Facsimile No.: (713) 940-6122

If to the Executive to:

Robert W. Stockton

16 Champions Bend Circle

Houston, Texas 77069

or to such other addresses as the Company or the Executive, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section 15.14.

15.15 Titles and headings to Sections are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof.

15.16 Wherever appropriate to the intention of the Parties, the respective rights and obligations of said parties, including, but not limited to, the rights and obligations set forth in Sections 10 through 13 hereof and this Section 15, shall survive any termination or expiration of this Agreement.

15.17 Notwithstanding anything herein to the contrary, if any provision of this Agreement would result in the imposition of an applicable tax under Section 409A of the Code, the Company and the Executive may mutually agree to reform such provisions so as to attempt to avoid the imposition of any tax and to maintain as near as practicable the terms of this Agreement. All terms and definitions including, “specified employee” and “separation from service” shall have the meaning provided in Section 409A of the Code to the extent required for the payments under this Agreement to comply with or continue to be excluded from Section 409A of the Code. The Executive acknowledges and agrees that none of the Company, its Affiliates or their officers, directors or employees guarantee or are responsible for the tax consequences of this Agreement or any payments hereunder to the Executive and the Executive is solely liable for any tax consequences to the Executive under federal, state, local or foreign law or regulation, including, but not limited to, tax consequences to the Executive under Section 409A of the Code.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date indicated below

ROBERT W. STOCKTON (“Executive”)	OMEGA PROTEIN CORPORATION (the “Company”)

	By:	/s/ John D. Held
	Name:	John D. Held
	Title:	Executive Vice President and General Counsel

THE STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

BEFORE ME, the undersigned authority, on this day personally appeared Robert W. Stockton who, being by me first duly sworn, upon his oath deposed and stated that he has read the foregoing Agreement; that he has been advised to discuss the provisions of this Agreement with an attorney of his choice before signing it; that he fully understands the terms and conditions of this Agreement; that he is legally competent to execute this Agreement; and that he has voluntarily executed this Agreement for the purposes and consideration therein expressed.

Given under my hand and seal of office on this 8th day of December, 2010.

NOTARY PUBLIC IN AND FOR THE STATE OF TEXAS

THE STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

BEFORE ME, the undersigned authority, on this day personally appeared John D. Held, who being by me first duly sworn, upon his oath deposed and stated that he is the Executive Vice President and General Counsel of Omega Protein Corporation (the “Company”).

Given under my hand and seal of office on this 8th day of December, 2010.

NOTARY PUBLIC IN AND FOR THE STATE OF TEXAS